Exhibit 10.22 Execution Version AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT This amended and restated executive employment agreement (this “Agreement”) is made and entered into by and between the following parties (hereinafter, the “Parties”): Mohamed H. Zaki (the “Executive”) on the one hand and ADC Therapeutics America, Inc., on the other hand (the “Company”), to be effective on December 22, 2023 (the “Effective Date”). WHEREAS, the Parties are currently parties to an Employment Agreement, effective January 3, 2023 (the “Prior Agreement”), and the Parties desire to amend and restate the Prior Agreement to reflect certain severance enhancements and to make certain other desired changes, pursuant to the terms and subject to the conditions hereinafter set forth. NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties agree as follows: 1. Employment and Duties. (a) General. Subject to the terms and conditions hereof, the Executive shall continue to serve as Chief Medical Officer of the Company, reporting directly to the Chief Executive Officer of the Company. The Executive will work primarily in New Providence, New Jersey (the “Work Location”), subject to such travel as the performance of the Executive’s duties and the business of the Company may require. The Executive shall also be subject to, and comply with, any Board approved Delegation of Authority with respect to ADC Therapeutics SA (“ADCT”), the parent company of the Company. For purposes of this Agreement, “Board” means the Board of Directors of ADCT and “Company Group” means ADCT and its subsidiaries, including the Company. (b) Exclusive Services. For so long as the Executive is employed by the Company Group, the Executive shall exclusively devote the Executive’s full business working time to the Executive’s duties hereunder and shall always use the Executive’s best efforts to promote and serve the interests of the Company Group. Further, the Executive shall not, directly or indirectly, render material services to any other person or organization without the written consent of the Chief Executive Officer of the Company or otherwise engage in activities that would materially interfere with the performance of the Executive’s duties hereunder; provided, however, that the Executive will be permitted to serve on one public company board of directors so long as such service does not create a conflict of interest or materially interfere with the performance of the Executive’s duties hereunder. (c) Observance of Rules. During the Term (as defined below), the Executive shall comply with all applicable laws, all policies of the Company Group and its affiliates and all reasonable rules and regulations adopted by Company Group or its affiliates in connection with the conduct of its business and shall render services in a competent, conscientious and professional manner and as instructed by the Chief Executive Officer of the Company. 2. At Will Employment – No Specific Term. The Executive’s employment pursuant to this Agreement with the Company shall be “at will” as defined by applicable law. This means that DB1/ 143002603.3

2 DB1/ 143002603.3   either the Executive or the Company may terminate the employment relationship at any time for any or no reason, with or without notice or cause, subject to the obligations set forth in Section 4. By signing this Agreement, the Executive agrees that this offer of continued employment is not intended to be and should not be construed to be a contract of employment for any specified duration. The duration of the Executive’s employment under this Agreement is referred to as the “Term.” 3. Compensation and Other Benefits. Subject to the provisions of this Agreement, and in consideration of the performance by the Executive of the Executive’s duties hereunder, during the Term, the Company shall pay or provide to the Executive the following compensation which the Executive agrees to accept in full satisfaction for the Executive’s services, and which shall be subject to all applicable withholdings: (a) Base Salary. The Company shall pay to the Executive an annual salary (the “Base Salary”) at the rate of $650,000.00 per annum, payable in arrears in substantially equal installments in accordance with the Company’s ordinary payroll practices as established from time to time. The Base Salary shall be reviewed on an annual basis by the Compensation Committee (the “Committee”) of the Board/the Company for any increase, in its sole discretion. (b) Bonus. For each full fiscal year during which the Executive is employed, the Executive will have a target annual bonus opportunity equal to 50% of the Base Salary (“Target Bonus”). The actual bonus may be higher or lower than the Target Bonus and with a maximum bonus opportunity of up to 150 % of the Target Bonus (i.e., 75% of the Base Salary). The Executive will be paid an annual bonus each fiscal year, to the extent earned based on performance against performance criteria established in good faith by the Committee, subject to the Executive’s continued employment with the Company Group through the end of the relevant fiscal year (except as provided below in Section 4); provided, that, the Executive will forfeit any earned but unpaid annual bonus in the event of a termination of employment for Cause following the end of the relevant fiscal year and prior to the payment date. Any annual bonus will be paid in the fiscal year following the fiscal year to which the annual bonus relates, but no later than two and one-half months following the end of the fiscal year to which it relates. For fiscal year 2023, the Executive’s Target Bonus shall be paid pro-rated from the Effective Date based on the number of days the Executive is employed during such fiscal year. (c) Sign-on Bonus. In addition to the bonus according to Section 3(b), the Executive was paid a guaranteed additional bonus for the first year of the Term in the amount of $1,475,000.00 (“Additional Bonus”). The Additional Bonus will be paid in three equal monthly installments beginning on the one-month anniversary of the Effective Date, subject to the Executive’s continued employment with the Company Group through the first anniversary of the Effective Date. If the Term ends as a result of a termination by the Company for Cause or because the Executive terminates employment without Good Reason, in each case prior to the first anniversary of the Effective Date, the Executive shall forfeit any installments that are unpaid as of the date of such termination, except if the Executive’s employment is terminated without Cause or for Good Reason in which case the Executive shall be paid all installment payments until the end of the Term. In the event that the full Additional Bonus has been paid and the Executive resigns without Good Reason or is terminated for Cause, in either case prior to the first anniversary of the Effective Date, the Executive will repay a pro-rated, after-tax portion of the Additional Bonus

3 DB1/ 143002603.3   equal to the sum of the after-tax portion of the Additional Bonus pro-rated based on the number of days the Executive was employed following the Effective Date and prior to the first anniversary of the Effective Date. (d) Insurance Coverage and Other Benefits. The Executive shall be entitled to participate in such insurance, pension and other broad-based benefit plans as are generally made available by the Company to its senior executives and employees from time to time, which may include, but are not limited to, medical, dental and disability insurance and a 401(k) plan. The Executive’s eligibility and participation in any Company-sponsored benefit plan or program shall be exclusively governed by the provisions of the applicable benefit contracts or plan documents, as they may be amended from time to time, and interpreted by the plan administrators. Accordingly, this Agreement is not intended to, and does not, grant to the Executive any additional rights in connection with the Executive’s participation in any Company-sponsored benefit plan or program. (e) Equity Awards. ADCT has implemented equity incentive plans (the “Equity Plans”) pursuant to which the Executive has been granted one or more equity awards during the Executive’s employment, which awards shall continue to be subject to their terms. The Executive will continue to be eligible for consideration for an annual equity grant under the Equity Plans (or their successors) each year during the Term, subject to the approval of the Committee. (f) Paid Time Off. During the Executive’s employment with the Company, the Executive shall be eligible for paid time off (“PTO”) days in accordance with the ADC Therapeutics America, Inc. Paid Time Off and Leave Policy, as in effect from time to time (or its successor); provided that the Executive shall be eligible for no less than 25 days of vacation and personal time each year, to be taken at such times and intervals as shall be determined by the Executive subject to the reasonable business needs of the Company. Such PTO must be used in accordance with the Company’s PTO policy, which may be amended at any time by Company without advance notice and without recourse by the Executive. (g) Business Expenses. The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by the Executive in the fulfillment of the Executive’s duties hereunder upon presentation of written documentation thereof, in accordance with the travel and business expense reimbursement policies and procedures of the Company as in effect from time to time. (h) Relocation. The Company shall reimburse the Executive for relocation expenses incurred in connection with a move to New Jersey to be closer to the office within the first three years of employment; provided the Executive must be employed on the date the expense is incurred and submit the receipt within 30 days after such date. Expenses up to $100,000 will be covered and reimbursement will be made within 60 days following the date the expense was incurred. 4. Termination of Employment. (a) Termination. The Company is an at-will employer, which means that the Executive’s employment with the Company is for no specific period of time and may be terminated by the Company or the Executive at any time, for any reason and with or without Cause (as defined

4 DB1/ 143002603.3   below). The Executive’s employment will terminate upon the earliest to occur of (i) any of the circumstances set forth in Section 4(e) below, (ii) a termination of the Executive’s employment by the Company (with or without Cause), and (iii) a termination of the Executive’s employment by the Executive (with or without Good Reason). Any termination of the Executive’s employment by the Company or by the Executive for any reason (other than due to death or Disability) shall be accompanied by a written notice of termination to the other party (a “Notice of Termination”) as follows: (A) in case of a termination by the Company for any reason other than for Cause, the Notice of Termination shall specify an effective termination date that is at least 60 days following the date that the Notice of Termination is delivered; (B) in case of a termination by the Executive for Good Reason, the Notice of Termination shall meet the requirements of Section 4(d)(v); (C) in case of a termination by the Executive without Good Reason, the Notice of Termination shall specify an effective termination date that is 60 days following the date that the Notice of Termination is delivered; and (D) if the Company terminates the Executive’s employment for Cause, the Notice of Termination shall state that fact, describe the basis for Cause and specify an effective termination date at the Company’s sole discretion (including termination with immediate effect). Notwithstanding the foregoing, in the event that the Executive resigns and ceases providing services or violates any restrictive covenant provisions applicable to the Executive (including, without limitation, the provisions of Section 6 of this Agreement or the provisions of the Confidentiality Agreement described in Section 7 of this Agreement) (the “Restrictive Covenants”) prior to the date of termination set forth in the Notice of Termination, the date of termination shall be effective, and the Term shall end, immediately on the date of such resignation or violation. Between the date of any Notice of Termination and the effective termination date (the “Notice Period”), the Company may elect to place the Executive on “garden leave” and pay the Executive the Executive’s then-current salary, annual bonus amounts and benefits set forth in this Agreement and the Executive’s unvested equity awards under the Equity Plans (or their successors) shall continue to vest through the date of termination. (b) Termination without Cause or for Good Reason before or after the Change of Control Protection Period. In the event the Company terminates the Executive’s employment without Cause or the Executive terminates the Executive’s employment with Good Reason, in either case before or after the Change of Control Protection Period (defined below) and subject to the Executive’s execution and non-revocation of the Company’s form of standard release (“Release”), with all periods for revocation having expired within 60 days following the end of the Term, and the Executive’s continued compliance with the Restrictive Covenants, the Company will pay the Executive the following: (i) The sum of the Executive’s Base Salary as in effect at the date of termination (or, if the termination was on account of a reduction in Base Salary as described in Section 4(d)(v)(B), the Base Salary rate in effect immediately prior to any such reduction), plus the Executive’s Target Bonus for the year in which termination occurs (or, if the termination was on account of a reduction in Target Bonus as described in Section 4(d)(v)(B), the Target Bonus rate in effect immediately prior to any such reduction), which will be divided by 12 (the “Monthly Severance Amount”). The Monthly Severance Amount will multiplied by 15 and be paid in approximately equal installments in accordance with the Company’s regular payroll practices over the 15- month period following the date of termination, beginning within the 60- day period following the date of termination and continuing on each payroll date thereafter until fully paid. The first severance

5 DB1/ 143002603.3   payment will include any missed payments during the period between the date of termination and the date of the first payment. (ii) A pro-rata Target Bonus for the fiscal year in which the effective date of the termination occurs, payable on the first payroll date immediately following the sixtieth day after the termination date (it being understood that any earned but unpaid annual bonus for the prior fiscal year shall be paid when such bonuses are paid generally). (iii) Subject to the timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse the Executive, on a monthly basis, for the full costs of continued health benefits for the Executive and the Executive’s covered dependents for the 15-month period following the date of termination, or such earlier date on which COBRA coverage for the Executive and the Executive’s covered dependents terminates in accordance with COBRA. Notwithstanding the foregoing, the Company reserves the right to restructure the foregoing COBRA premium reimbursement arrangement in any manner necessary or appropriate to avoid fines, penalties or negative tax consequences to the Company or the Executive (including, without limitation, to avoid any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or the guidance issued thereunder), as determined by the Company in its sole and absolute discretion. (iv) Notwithstanding any provision to the contrary in the Equity Plans (or their successors) or any applicable agreement (including this Agreement), all outstanding equity grants held by the Executive immediately prior to the effective date of termination which vest based upon the Executive’s continued service over time that would have become vested and/or exercisable during the 15 month period following the Executive’s termination date had the Executive remained employed during such 15- month period shall accelerate, become fully vested and/or exercisable, as the case may be, as of the date of the effective date of termination. (c) Termination without Cause or for Good Reason during the Change of Control Protection Period. Notwithstanding anything to the contrary herein, if there is both a Change of Control and the Executive’s employment is terminated without Cause or by the Executive for Good Reason during the Change of Control Protection Period (a “CIC Termination”), subject the Executive executing and not revoking a Release and the Executive’s continued compliance with the Restrictive Covenants, the Company will pay or provide the Executive the following: (i) The payments set forth under Section 3(b)(i), except that the Monthly Severance Amount will be multiplied by 18 months and paid in approximately equal installments in accordance with the Company’s regular payroll practices over the 18-month period following the date of termination, beginning within the 60-day period following the date of termination and continuing on each payroll date thereafter until fully paid. The first severance payment will include any missed payments during the period between the date of termination and the date of the first payment. (ii) A pro-rata Target Bonus for the fiscal year in which the effective date of the termination occurs, payable on the first payroll date immediately following the sixtieth day after

6 DB1/ 143002603.3   the termination date (it being understood that any earned but unpaid annual bonus for the prior fiscal year shall be paid when such bonuses are paid generally). (iii) The payments set forth under subsection 3(b)(iii), except that 15 months shall be replaced with 18 months. (iv) Notwithstanding any provision to the contrary in the Equity Plans (or their successors) or any applicable agreement (including this Agreement), all outstanding equity grants held by the Executive immediately prior to the CIC Termination which vest based upon the Executive’s continued service over time shall accelerate, become fully vested and/or exercisable, as the case may be, as of the date of the CIC Termination. (d) Definitions. For purposes of this Agreement, the following terms have the following meanings: (i) “Cause” shall mean the following: (A) the Executive’s conviction of, or a plea of guilty or nolo contendere to, a felony; (B) the Executive’s willful failure to substantially perform the Executive’s duties hereunder (other than due to illness or disability) and the continuance of such failure for more than 30 days following the Executive’s receipt of written notice from the Company specifying such failure in reasonable detail; (C) the Executive engaging in or attempting to engage in fraud, embezzlement, theft, misappropriation of corporate assets or opportunities; (D) the Executive’s material breach of any confidentiality, non-solicitation, noncompetition or inventions assignment agreement with the Company (including, without limitation, the provisions of Section 6 of this Agreement or the provisions of the Confidentiality Agreement described in Section 7 of this Agreement) or (E) a material violation of any material written policy of the Company or any of its affiliates applicable to the Executive or to employees of the Company Group and its affiliates generally which is made available to the Executive, detailed in a written notice thereof, and, if such violation is curable, the Executive’s failure to cure such breach within 30 days after receiving such notice. Under this paragraph, no act or failure to act by the Executive shall be considered “willful” if such act is done by the Executive with a good faith belief that such act is or was to be beneficial to the Company Group or one or more of its businesses, or such failure to act is due to the Executive’s good faith belief that failure to act would not be materially harmful to the Company. In order to invoke a termination for Cause, (I) the Company must provide written notice within 45 days of the Company becoming aware of the occurrence of any event of “Cause,” (II) for subsections (B) and (D), the Executive must fail to cure (to the extent curable) such event within 30 days of the giving of such notice and (III) the Company must provide a Notice of Termination within 30 days following the expiration of the Executive’s cure period, where applicable. (ii) “Change of Control” shall have the meaning ascribed to it in the 2019 Equity Incentive Plan (or its successor). (iii) “Change of Control Protection Period” means the period commencing 60 days prior to the effective date of a Change of Control and ending on the first anniversary thereof. (iv) “Disability” shall mean the Executive is eligible to receive long-term disability benefits under the Company’s long-term disability plan.

7 DB1/ 143002603.3   (v) “Good Reason” means, unless otherwise agreed to in writing by the Executive, (A) any material diminution in the Executive’s titles, duties, responsibilities, status or authorities with the Company Group; (B) a material reduction in the Executive’s Base Salary or Target Bonus; (C) a relocation of the Executive’s primary place of employment to a location more than 50 miles farther from the Work Location; or (D) any action or inaction by the Company Group (and not as a result of an action or inaction under the control of the Executive) that constitutes a material breach of this Agreement. In order to invoke a termination for Good Reason, (I) the Executive must provide written notice within 45 days of the Executive becoming aware of the occurrence of any event of “Good Reason,” (II) the Company must fail to cure (to the extent curable) such event within 30 days of the giving of such notice and (III) the Executive must provide a Notice of Termination within 30 days following the expiration of the Company’s cure period which Notice of Termination shall contain an effective date of termination that is no later than 60 days following the expiration of the Company’s cure period, provided that the Company may place the Executive on garden leave during such period and which period will act as a “Notice Period” as set forth above. (e) Death or Disability. The Company shall have the right to terminate the Executive’s employment hereunder in the event of the Executive’s Disability. The Executive’s employment hereunder shall also terminate automatically and immediately upon the death of the Executive. (f) Accrued Amounts. Upon any termination of the Executive’s employment for any reason, regardless of whether the Executive signs or revokes the Release, the Executive will receive: (i) the Executive’s accrued Base Salary through the effective date of the Executive’s termination, (ii) payment of any earned annual bonus from the prior fiscal year that has not yet been paid, other than in the event of a termination by the Company for Cause, (iii) to the extent consistent with the applicable PTO leave policy, payment in lieu of any earned, but unused, PTO, (iv) reimbursement of the Executive’s expenses in accordance with the Company’s reimbursement policy as in effect from time to time; and (v) any benefits accrued and due under any applicable benefit plans and programs of the Company in accordance with their terms. (g) Other Positions. Upon the effective date of the termination of the Executive’s employment for any reason, the Executive will be deemed to have automatically resigned from any and all positions held by the Executive with the Company Group, including as a member of the Board or as any trustee or fiduciary of any benefit plan of the Company Group. 5. Indemnification. The Executive shall be covered under the Directors & Officers liability insurance policy that the Company maintains, with such coverage in the same manner and on the same basis as the Company’s other directors and senior officers. The Company shall indemnify the Executive to the fullest extent permitted by applicable law for losses or damages incurred by the Executive as a result of all causes of action arising from the Executive’s performance of the Executive’s duties for the Company, whether or not the claim is asserted during the period of employment. 6. Non-Solicitation; Non-Competition; Non-Disparagement; Inventions. (a) Purpose. The Executive understands and agrees that the purposes of this provision are (i) to acknowledge certain of the Executive’s responsibilities relating to the protection of

8 DB1/ 143002603.3   confidential information and (ii) for protection of the business of the Company and its affiliates from improper use or unfair competition for a limited period. The Executive acknowledges and agrees that the Executive will acquire confidential information belonging to the Company and its affiliates and an in-depth knowledge of its operations and business relationships with suppliers and clients to which the Executive would not have had access but for the Executive’s association with the Company Group and its affiliates and which would be damaging to the Company and its affiliates if disclosed or used in any capacity after the date on which the Executive separates from employment with the Company Group (the “Separation Date”) for any reason. The Executive further acknowledges and agrees that the Executive’s services to the Company Group are critical and unique and cultivated through extensive experience provided by the Company Group and its affiliates and after considerable resources expended by the Company Group and its affiliates. (b) Clients. The Executive agrees that during the Term and for a period of 12 months after the Separation Date, the Executive will not, in any manner whatsoever, directly or indirectly, on the Executive’s behalf or on behalf of or in association with any other person or entity: (i) solicit, procure, accept, refer, place, service or encourage the business or accounts of any Client (as defined below) of the Company Group or its affiliates of which the Executive had knowledge or with which the Executive had contact or dealings during the Executive’s employment with the Company Group for a Competitive Business ( as defined below); (ii) encourage any Client to discontinue doing business with the Company Group or its affiliate; (iii) reveal any confidential information regarding any Client to any person or entity without the Client’s express, written permission; or (iv) interfere in any manner with the relationship of the Company Group or its affiliates with its Clients. As used herein, the term “Client” means any hospital, investigator, physician’s office, clinic or other healthcare professional, as well as any other service provider, supplier and manufacturer. (c) Employees and Sources of Supply. The Executive agrees that during the Term and for a period of 24 months after the Separation Date, the Executive will not, in any manner whatsoever, directly or indirectly, on the Executive’s own behalf or on behalf of or in association with any other person or entity, to (i) solicit, hire or attempt to hire or attempt to induce, encourage or entice any employee of the Company Group or its affiliates to terminate their employment with the Company Group or such affiliate or (ii) attempt to induce, encourage or entice any vendor, supplier, manufacturer, franchisor or licensor to discontinue dealing with the Company Group, to terminate any franchise or license or to in any way alter its contractual or economic relationship with the Company Group or its affiliates. (d) Non-Compete. The Executive agrees that during the Term and for a period of 12 months after the Separation Date, the Executive will not, in any manner whatsoever, directly or indirectly, own or have any interest in or act as an executive, officer, director, partner, principal, employee, agent, representative, consultant, or independent contractor of, or in any way assist, any oncology or biotechnology company or other enterprise engaged in the research, development production, marketing, sale or distribution of cancer treatment drugs, therapies or antibody drug conjugates (i) targeting the disease of diffuse large B cell lymphoma, (ii) targeting the mechanisms targeted by the Company Group or under current research or development to be targeted by the Company Group as of the Separation Date relating to CD19 or CD25, (iii) relating to any target for which ADCT is conducting Phase II or III clinical trials or any clinical trials intended to be used for regulatory filings; or (iv) including a PBD (pyrrolobenzodiazepine), in each case in the

9 DB1/ 143002603.3   United States or targets current or future competing sales in other same geographic market as the Company or any of its affiliates (any such company or enterprise, a “Competitive Business”). Notwithstanding the above, the Executive may own, directly or indirectly, solely as an investment, securities of Competitive Businesses that are traded on any national securities exchange provided the Executive (A) is not a controlling person of, or a member of, a group which controls such a Competitive Business and (B) does not, directly or indirectly, own 5% or more of any class of securities of such a Competitive Business. (e) Non-Disparagement. The Executive agrees not to, at any time, disparage any member of the Company Group or its affiliates or any officer, director, or significant stakeholder of any member of the Company Group or its affiliates. The Company shall instruct its executive officers and directors not to disparage the Executive. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). (f) Enforcement. The Executive acknowledges that the provisions in this Agreement are reasonable and necessary for the protection of the business of the Company and its affiliates, that the Executive’s breach of any provision in this Agreement will result in irreparable injury to the business of the Company and its affiliates, and that the Company’s remedy at law for damages in the event of such breach would be inadequate. Accordingly, the Executive agrees that, in addition to any other remedies available to it at law or in equity, the Company shall be entitled to both preliminary and permanent injunctions to prevent or halt a breach or threatened breach of any covenant contained in this Agreement. The Executive further agrees that should the Executive breach this Agreement or dispute or challenge the enforceability of any provisions of this Agreement, the restrictive periods set forth above shall be tolled until such time as the Executive’s breach has ended or until the Executive’s challenge or dispute has been resolved. If an arbitration or a court of competent jurisdiction finds any of the restrictions in this Section 6 to be unenforceable because they extend for too long a period of time or over too great a range of activities or in too broad a geographic area, such restriction shall be interpreted to extend only over the maximum period of time, range of activities, or geographic areas as to which it or they may be enforceable. It is the Parties’ intent that the arbitrator or court shall reform this Agreement only as necessary to render it enforceable to the fullest extent permitted under applicable law. 7. Confidentiality Agreement. The Executive has executed the Company’s standard Employee Confidentiality and Assignment of Invention Agreement effective as of January 3, 2023 (the “Confidentiality Agreement”), which shall remain in full force and effect in accordance with its terms. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made— (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement or the Confidentiality Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the Parties to this Agreement and the Confidentiality Agreement have the right to disclose in confidence trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating

10 DB1/ 143002603.3   a suspected violation of law. The Parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. 8. No Other Restrictions. The Executive hereby unconditionally represents and warrants to the Company Group that: (i) the execution and delivery of this Agreement, and performance of the Executive’s obligations under this Agreement, will not conflict with, or result in a violation or breach of, any other agreement to which the Executive is a party or bound, or any law, judgment, order or decree to which the Executive or any of the Executive’s affiliates is subject; (ii) the Executive has read and understands this Agreement and is executing this Agreement of the Executive’s own free will; (iii) the Executive has the right to enter into and perform this Agreement in accordance with its terms; and (iv) the Executive understands that the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth in this Agreement and the Executive consents to such reliance. To the extent that the Executive is subject to any ongoing obligation to any other person or entity that could in any way relate to the Executive’s employment by the Company (including non-compete, non-solicit, confidentiality and similar restrictions), the Executive has provided a copy of the applicable policy, contract or arrangement (or a written summary thereof, to the extent not otherwise in writing) to the Company. 9. Section 409A of the Code. (a) General. This Agreement is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exemption thereto, and shall be interpreted and construed consistent with that intent. Notwithstanding the foregoing, in no event will any member of the Company Group indemnify the Executive for any liabilities or taxes incurred as a result of any violation of Section 409A of the Code. (b) Deferred Compensation. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following: (i) If the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the Executive’s date of termination, any payment of deferred compensation subject to Code Section 409A that is payable by reason of the Executive’s separation from service (as that term is defined for purposes of Code Section 409A) that would, but for this Section 9(b)(i), be payable during the first six months following the Executive’s Separation Date, shall be paid (or commence to be paid) as of (and as soon as practicable following) the date that is six months following the Executive’s Separation Date or, if earlier, on the date of the Executive’s death. (ii) Payments with respect to reimbursements of expenses shall be made in accordance with Company policy and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year. In all events, the time and manner of reimbursements

11 DB1/ 143002603.3   under this Section 9(b)(ii) shall be consistent with the requirements for reimbursements set forth in applicable Treasury Regulations promulgated pursuant to Code Section 409A. (iii) All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the fiscal year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive’s designating the fiscal year of payment of any amounts of deferred compensation subject to Section 409A of the Code, and if a payment of any amounts of deferred compensation subject to Section 409A of the Code that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year. 10. Section 280G. (a) In the absence of shareholder approval as contemplated by Section 10(b), if: (i) the present value of the aggregate of all payments and benefits due to the Executive under this Agreement (as calculated under Section 280G of the Code, to the extent that the present value is relevant) or any other plan, program, agreement or arrangement of the Company or any of its affiliates would, if received by the Executive in full and valued under Section 280G of the Code, cause any such payment or benefit to constitute an “excess parachute payment” as defined thereunder Section (collectively, “280G Benefits”); and (ii) such aggregate would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, be less than the amount the Executive would receive, after all taxes, if the Executive received aggregate 280G Benefits equal (as valued under Section 280G of the Code) to only three times the Executive’s “base amount” as defined thereunder, less $1.00, then such 280G Benefits payable under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one payment has the same value for this purpose and they are payable at different times they will be reduced on a pro rata basis. All costs incurred in making such determinations shall be borne solely by Company. (b) Notwithstanding the foregoing, if no stock of the Company is readily tradeable on an established securities market or otherwise and it appears that any amount or benefit that is to be paid to the Executive under this Agreement or any other plan, program, agreement or arrangement of the Company or any of its affiliates would constitute a “parachute payment” under Section 280G(b)(2) of the Code, the Company shall use its best efforts to obtain shareholder approval of such payments for purposes of Section 280G(b)(5) of the Code, if available. 11. Source of Payments. All payments provided for under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting

12 DB1/ 143002603.3   its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company. 12. Arbitration. (a) In consideration of the Executive’s employment by the Company, the Company’s promise to arbitrate all Disputes related to the Executive’s services, and the Executive’s receipt of the compensation and other benefits paid to the Executive by the Company, at present and in the future, the Executive agrees that any and all controversies, claims or Disputes between the Executive and the Company (including any employee, director, officer, stockholder or benefit plan of the Company in their capacity as such or otherwise), including Disputes raised by the Company against the Executive, shall be subject to binding arbitration under the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to New Jersey law. (b) “Disputes” means and includes any and all disputes between the Parties, whether or not involving third parties, arising out of, relating to, or resulting from: (i) any portion of this Agreement, including any breach of this Agreement; (ii) the Company’s employment or termination of the Executive; or (iii) the services provided by the Executive to the Company. Unless the claim or dispute is expressly excluded below, this Agreement applies to all claims or disputes, whether past, present, or future, that the Company may have against the Executive or that the Executive may have against the Company. Disputes that the Executive and the Company agree to arbitrate include all claims that, in the absence of this Agreement, could be brought under applicable law, including disputes arising out of or related to the Company’s employment of the Executive, background checks, privacy, termination of the employment relationship, discrimination, retaliation, harassment, contracts, trade secrets, unfair competition, compensation, or expense reimbursement. Disputes that the Executive and the Company agree to arbitrate also include, without limitation, claims related to defamation, breach of a contract, fraud, negligence, emotional distress, breach of fiduciary duty, trade secrets, unfair competition, wages or other compensation or monies claimed to be owed, tort claims, equitable claims, statutory and common law claims, claims related to harassment, discrimination or retaliation of any kind, and claims pursuant to any other state, local or federal statutes or common law addressing the same or similar subjects. The Arbitrator (as defined below) shall have exclusive authority to resolve any dispute relating to the interpretation, applicability or enforceability of this Agreement. (c) The Executive and the Company agree to bring any covered claim or Dispute in arbitration only and not as a class or collective action. The Executive and the Company each waives any right for a dispute or claim to be brought, heard, or decided as a class or collective action, and the Arbitrator shall have no authority to preside over a class or collective action. BY SIGNING THIS AGREEMENT, THE EXECUTIVE AND THE COMPANY AGREE THAT ALL DISPUTES COVERED BY THIS AGREEMENT SHALL BE DECIDED BY AN ARBITRATOR THROUGH FINAL AND BINDING ARBITRATION AND NOT BY A COURT, JURY TRIAL, OR ANY OTHER JUDICIARY PROCEEDING. (d) Excluded Claims/Disputes. Nothing in this Agreement shall be interpreted to prevent the making of a report to or filing of a claim or charge with a government agency; provided,

13 DB1/ 143002603.3   however, that the Executive understands and agrees that this Agreement does preclude the Executive from pursuing a court action regarding any such claim or charge filed with a government agency. Nothing in this Agreement shall prevent the investigation by a government agency of any report, claim, or charge otherwise covered by this Agreement. Nothing in this Agreement shall prevent or excuse a Party from satisfying any conditions precedent or exhausting administrative remedies under applicable law before bringing a claim in arbitration. (e) Initiating Arbitration and Arbitration Costs. A Party who wishes to arbitrate a claim or dispute covered by this Agreement must make a written request (a “Request for Arbitration”) and deliver it to the other Party by hand or registered mail no later than the expiration of the statute of limitations (the deadline for filing the claim under applicable law). The Arbitrator shall apply the statute of limitations that would have applied if the claim had been brought in court. Any Request for Arbitration to the Company must be delivered to Company’s registered agent for service of process in the State of New Jersey or to the Company at Route de la Corniche 3B, CH-1066 Epalinges, Attn: General Counsel. Any Request for Arbitration from the Company to the Executive shall be mailed to the last home address provided by the Executive to the Company. The Request for Arbitration shall identify the claim(s), factual basis for the claim(s), and relief or remedy sought. The Executive understands and agrees that each Party will pay the fees for its own attorneys, subject to any remedies to which that Party may later be entitled under applicable law. Each of the Company and the Executive shall be responsible for 50% of: the Arbitrator’s fees, any fee for administering the arbitration, and any fee for the transcription or recording of any hearing. (f) Arbitrator Selection. Unless the Parties mutually agree otherwise, they shall proceed to arbitration before a single arbitrator (the “Arbitrator”) before JAMS and under the then- current JAMS Arbitration Rules (the Rules are available through their website (https://www.jamsadr.com/arbitration)); provided, however, that in the event of a conflict between the JAMS Rules and this Agreement, this Agreement shall govern. Unless the Parties mutually agree otherwise, the Arbitrator shall be either a former judge or an attorney who is experienced in employment law and licensed to practice law in the state where the arbitration will take place which, absent contrary agreement of the Parties, will be in the State of New Jersey. If the Parties proceed to arbitration under JAMS, the Arbitrator shall be selected as follows: JAMS shall give each Party a list of seven potential arbitrators drawn from its panel of arbitrators. Each Party shall have 10 calendar days from the date the list is sent to the Parties to strike all names on the list such Party deems unacceptable. If only one common name remains on the lists of both Parties, that individual shall be designated as the Arbitrator. If more than one common name remains on the lists of the Parties, the Parties shall alternate striking names, with the claimant striking first, until only one remains, and that person shall be designated as the Arbitrator. If no common name remains on the lists of the Parties, JAMS shall furnish an additional list of seven potential arbitrators from which the Parties shall strike alternately until only one name remains, with the Party to strike first determined by a coin toss. That person shall be designated as the Arbitrator. If a person selected cannot serve, the selection process shall be repeated. (g) Rules/Standards Governing Proceedings. The Arbitrator may award any remedy available under applicable law, but remedies shall be limited to those that would be available to a Party in its individual capacity for the claims presented. The Arbitrator shall apply the substantive law applicable to the claims asserted. The Parties may conduct discovery and present witnesses and evidence as needed to present their cases and defenses, and any dispute in this regard shall be

14 DB1/ 143002603.3   decided by the Arbitrator. Each Party may subpoena witnesses and documents, including relevant documents from third parties. Each Party shall have the right to take the deposition of two individual fact witnesses and any expert witness designated by the other Party. Each Party shall have the right to propound one set of written interrogatories (not to exceed 15 interrogatories) and one set of requests for production of documents (not to exceed 25) to any party. Each Party may request that the Arbitrator allow additional discovery, and additional discovery may be conducted by agreement or as ordered by the Arbitrator. The Arbitrator shall entertain and rule upon any motion to dismiss or a motion for summary judgment submitted by any Party and shall apply the standards that would be applicable thereto under the Federal Rules of Civil Procedure. The Arbitrator shall further allow and apply the effects of any Offer of Judgment made by any Party in accordance with Rule 68 of the Federal Rules of Civil Procedure. At least 30 days before the final hearing, the Parties shall exchange a list of witnesses and copies of all exhibits to be used at the hearing. The Federal Rules of Evidence shall apply to the proceeding. The Arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law, and such written decision will be final and binding upon the Parties, subject to either Party’s right to file an action to confirm or vacate said decision in a state or federal court of competent jurisdiction located within the State of New Jersey. Judgment may be entered on the Arbitrator’s decision or award in any court of competent jurisdiction. (h) Remedy. Except as provided by the JAMS rules and this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between the Executive and the Company. Accordingly, except as provided for by the JAMS rules and this Agreement, neither the Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding anything to the contrary herein, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the Arbitrator shall not order or require the Company to adopt a policy not otherwise required by law. 13. No Assignability; Binding Agreement. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive. This Agreement shall be binding upon, and inure to the benefit of, the Parties, any successors to or assigns of the Company and the Executive’s heirs and the personal representatives of the Executive’s estate. 14. Withholding. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract. 15. Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both Parties. The Parties agree that emails, text messages or other forms of electronic communication shall not constitute an “instrument in writing signed by both Parties” within the meaning of this Section. The waiver by either Party of compliance with any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such Party of a provision of this Agreement.

15 DB1/ 143002603.3   16. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be subject to, and interpreted and construed in accordance with, the laws of the State of New Jersey, without reference to its conflicts of law principles. 17. Severability and Survival of Certain Provisions. The rights and obligations set forth in this Agreement that, by their terms, extend beyond the Separation Date shall survive. If any of the provisions of this Agreement are determined to be invalid, illegal, or unenforceable, such provisions will be severed from the Agreement, and the remainder of this Agreement will be valid and enforceable to the extent permitted by applicable law, provided that the intent of the Parties is not materially impaired. 18. Entire Agreement. This Agreement between the Executive and the Company and the Confidentiality Agreement contain the entire agreement and understanding of the Parties with respect to the matters covered herein, and supersede all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, including the Prior Agreement, and all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the Parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder. In the event of a conflict between this Agreement and any other agreement or plan, the terms of this Agreement shall control; except as otherwise expressly waived in a writing signed by both Parties. 19. Counterparts and Electronic Signatures. This Agreement may be executed electronically by the Parties in counterparts , each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. The Parties agree that: (a) the electronic signatures appearing on this Agreement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility, and (b) delivery of an executed counterpart of this Agreement electronically (including by .pdf) shall be effective as delivery of an original executed counterpart of this Agreement. 20. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. 21. Attorneys’ Fees. Without limitation of any of the provisions of Section 12, in the event that any action is brought to enforce any of the provisions of this Agreement, or to obtain money damages for the breach thereof, each Party will pay the fees of its own attorneys, subject to any remedies to which that Party may later be entitled under applicable law. 22. Mitigation/Offset. The Executive shall be under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due to the Executive under this Agreement or otherwise on account of any claim (other than any preexisting debts then due in accordance with their terms) the Company or its affiliates may have against the Executive or any remuneration or other benefit earned or received by the Executive after such termination. {signature page follows}

16 DB1/ 143002603.3 BY SIGNING BELOW, BOTH PARTIES ACKNOWLEDGE THAT EACH: was advised to, and had reasonable opportunity to, consult with a lawyer about this Agreement; participated in the drafting of this Agreement and had reasonable opportunity to negotiate its terms; and are entering into this Agreement freely and voluntarily. Dated: 12/22/2023 ADC Therapeutics America, Inc. Ameet Mallik President and Chief Executive Officer Mohamed Zaki /s/ Mohamed Zaki /s/ Ameet Mallik